Exhibit 99.1

August 18, 2026

Rexford Industrial Enters Into Agreement to Sell a $1.2 Billion Industrial Portfolio

Agreement Brings Year-to-Date Dispositions Closed or Under Contract to $1.5 Billion

Positions Rexford to Deliver on Full-Year Disposition Guidance of $1.5 to $2.0 Billion

Los Angeles — August 18, 2026 — Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust focused on creating value by investing in and operating industrial properties throughout infill Southern California, today announced that it has entered into a definitive agreement to sell an industrial portfolio to an affiliate of EQT Real Estate for approximately $1.2 billion. The transaction is expected to close by the end of the third quarter of 2026, subject to customary closing conditions. The 2027 cash NOI yield is estimated to be 5.5% and reflects the anticipated roll-down of above-market in-place rents and expected moveouts.

The portfolio transaction is part of Rexford Industrial’s previously announced portfolio realignment, a $2.0 billion disposition initiative of non-core assets that enhances the Company’s portfolio quality, cash flow durability and balance sheet strength. The planned non-core dispositions generally consist of properties that do not align with the Company's go-forward strategy, including assets with limited long-term value creation potential, elevated competitive supply, shorter remaining lease durations and above-market in-place rents.

“This transaction is a significant step in our portfolio realignment and underscores our disciplined approach to capital allocation,” said Laura Clark, Chief Executive Officer. “By strategically recycling capital from select non-core assets, we are concentrating our portfolio around the properties we believe offer the strongest long-term cash flow growth and value creation opportunity. The result is a stronger, more focused Rexford with enhanced financial flexibility, better positioned to deliver long-term shareholder value.”

Rexford Industrial intends to use net proceeds from the portfolio transaction to support its capital allocation priorities, including the repayment of debt maturing in 2027,

opportunistic repurchases of common stock under the Company's previously announced $1.0 billion share repurchase program and continued investment in the Company's internal repositioning and development projects that offer superior risk-adjusted returns.

Including the agreed upon portfolio transaction, Rexford Industrial has closed or is under contract on approximately $1.5 billion of dispositions year to date, positioning the Company within its full-year disposition guidance range of $1.5 to $2.0 billion. The Company remains in active negotiations on additional disposition opportunities and will provide further updates as transactions close. In conjunction with this portfolio transaction announcement, the Company reaffirms its 2026 guidance provided in the second quarter 2026 earnings release dated July 23, 2026.

Additional information regarding the portfolio transaction is available in the Company's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission. Further details regarding the portfolio transaction will be provided upon closing.

About Rexford Industrial

Rexford Industrial creates value by investing in, operating and repositioning industrial properties throughout infill Southern California, the world's fourth largest industrial market and consistently the highest-demand with lowest-supply major market in the nation over the long term. The Company's highly differentiated strategy enables internal and external growth opportunities through its proprietary value creation and asset management capabilities. As of June 30, 2026, Rexford Industrial's high-quality, irreplaceable portfolio comprised 409 properties with approximately 49.9 million rentable square feet occupied by a stable and diverse tenant base. Structured as a real estate investment trust (REIT) listed on the New York Stock Exchange under the ticker "REXR," Rexford Industrial is an S&P MidCap 400 Index member. For more information, please visit rexfordindustrial.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described above. These and other factors, including the ability to close the portfolio transaction on the expected timing or at all, could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and other filings with the U.S. Securities and Exchange Commission. Except as may otherwise be required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contact

Doug Bettisworth
SVP, Investor Relations and Capital Markets
(310) 943-7157
dbettisworth@rexfordindustrial.com